SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-27036
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                            Ambanc Holding Co., Inc.
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            (Exact name of registrant as specified in its charter)


                               11 Division Street
                         Amsterdam, New York, 12010-4303
                                 (518) 842-7200
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)       [x]       Rule 12h-3(b)(1)(i)      [ ]
            Rule 12g-4(a)(1)(ii)      [ ]       Rule 12h-3(b)(1)(ii)     [ ]
            Rule 12g-4(a)(2)(i)       [ ]       Rule 12h-3(b)(2)(i)      [ ]
            Rule 12g-4(a)(2)(ii)      [ ]       Rule 12h-3(b)(2)(ii)     [ ]
                                                Rule 15d-6               [ ]

         Approximate number of holders of record as of the certification or notice date: None
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         Effective March 8, 2002, Ambanc Holding Co., Inc. merged with and into Hudson River Bank & Trust Co., a wholly-owned subsidiary of Hudson River Bancorp, Inc. (0-24187).

         Pursuant to the requirements of the Securities Exchange Act of 1934, Ambanc Holding Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 8, 2002          By:  /s/Robert Kelly
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                                  Robert Kelly, Secretary